UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 26, 2007

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 26, 2007, the Board of Directors (the “Board”) of Adolor Corporation (the “Company”) elected Dr. Georges Gemayel to the Board. Dr. Gemayel has been elected a Class II Director to continue in office for the term expiring in 2009. A copy of the Company’s press release announcing the Dr. Gemayel’s election to the Board is attached as Exhibit 99.1. Upon his election to the Board, Dr. Gemayel was not named to a specific Board Committee. Board Committee assignments for all Directors will be addressed at the Board meeting following the Annual Meeting of Stockholders on May 17, 2007.

Dr. Gemayel is 47 years old. From 2003 to the present, Dr. Gemayel has been serving as Executive Vice President Therapeutics for Genzyme Corporation. In that position, he is responsible for Genzyme’s global therapeutics, transplant, renal and biosurgery businesses. From 2000 to 2003, Dr. Gemayel was employed as Vice President National Specialty Care for Hoffmann-La Roche, responsible for its US business for dermatology, oncology, transplantation, hepatitis and HIV. Dr. Gemayel joined Hoffman-LaRoche in 1988 and served in various positions of increasing responsibility over his tenure there. Dr. Gemayel received his doctorate in pharmacy from St. Joseph University in Beirut, Lebanon and his PhD. in pharmacology from Paris-SUD University.

In accordance with the Company’s Amended and Restated 2003 Stock-Based Incentive Plan (the “2003 Plan”), upon his initial election to the Board, Dr. Gemayel was granted options to purchase 25,000 shares of the Company’s Common Stock at the price of $3.66, per share, the fair market value (as defined in the 2003 Plan) of the Company’s common stock on the date of grant. These options vest 1/3 per year on the anniversary date of the option grant.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1        Press Release of the Company dated April 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By:	/s/ Martha E. Manning
Name: Title:	Martha E. Manning Senior Vice President and General Counsel

Dated: April 27, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated April 27, 2007